Exhibit (h)(6)(f)

AMENDMENT FIVE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of December 26, 2024:

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between SS&C and the Trust, on behalf of the Funds, dated October 2, 2017, as amended
“SS&C” or “SS&C ALPS” or “ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Beacon Funds” or “Funds”	The series as listed in Appendix A

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Article A and general terms in Article B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Funds

By:	/s/ Bhagesh Malde	By:	/s/ Lucas Foss

Name:	Bhagesh Malde	Name:	Lucas Foss

Title:	Authorized Signatory	Title:	Authorized Signatory

Article A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	Appendix B Service is deleted in its entirety and replaced with new Appendix B attached hereto.

Article B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX B

SERVICES

The below services to be performed by SS&C are included in the compensation noted on the Fee Letter.

A.	Administration and Accounting

Fund Administration

•	Prepare annual and semi-annual financial statements

o	coordinate standard layout and printing

•	Prepare and file Forms N-CEN, N-CSR and 24f-2

•	Host annual audits and SEC exams

•	Calculate monthly SEC standardized total return performance figures

•	Prepare required reports for quarterly Board meetings

•	Monitor expense ratios

•	Maintain budget vs. actual expenses

•	Manage fund invoice approval and bill payment process

•	Assist with placement of Fidelity Bond and E&O insurance

•	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

•	Calculate daily or weekly NAVs

•	Transmit NAVs to NASDAQ, Transfer Agent and other third parties

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Reconcile cash and investment balances with the Custodian

•	Support preparation of financial statements

•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act

•	Obtain security valuations from appropriate sources consistent with the Trust’s pricing and valuation policies

Legal Administration

•	Review and update Prospectus and Statement of Additional Information annually

o	Coordinate standard layout and printing of Prospectus

o	If the Fund elects to have SS&C prepare the Summary Prospectus, additional fees will apply

•	Provide legal review of SEC financial filings

•	Coordinate EDGARization and filing of documents

•	Prepare, compile and mail board materials

•	Attend board meetings and prepare minutes

Compliance Administration

•	Perform daily prospectus and SAI, SEC investment restriction monitoring

•	Provide warning/alert notifications with supporting documentation

•	Provide client access to automated compliance testing platform

•	Create monthly comprehensive compliance summary reporting

•	Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

•	Calculate dividend and capital gain distribution rates

•	Prepare ROCSOP and required tax designations for annual report

•	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

•	Calculate and monitor applicable book-to-tax differences

•	Provide quarterly Subchapter M compliance monitoring and reporting

•	Provide tax re-allocation data for shareholder 1099 reporting

B.	Report Modernization Terms and Conditions

1.         Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.         In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•          Preparation and Filing of Form N-PORT and Form N-CEN

(i)       In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)       Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)      No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)       Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)       Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)         FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

C.	Tailored Shareholder Reports

•	Capture relevant data needed to prepare the Fund’s Tailored Shareholder Reports (“TSR”) from Fund accounting data maintained electronically by SS&C

•	Reconcile TSR data collected to N-CSR report values

•	Prepare each Fund’s TSR per class utilizing SS&C standard templates

•	Coordinate the review of TSR with the Fund’s auditor and filing of TSR with the SEC

•	Provide Fund online access to a Web Portal for read-only access

•	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for all financial matters and related filings required for it to comply with SEC requirements

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